EXHIBIT 10.22

August 16, 2012

Via Hand Delivery
Terry A. Tevis
105 Ramapoo Rd.
Ridgefield, CT 06897-3719

Dear Terry:

On behalf of the Board of Directors (the “Board”) of Merisel, Inc. (hereinafter referred to, along with its parents, subsidiaries, affiliates, divisions, successors and assigns, and each of their respective successors and assigns, as the “Company”), I am pleased to offer you the position of President and Chief Executive Officer (“CEO”) of Merisel under the terms and conditions set forth herein. This Agreement shall be effective as of the date executed, with your election to the positions of President and CEO to become effective as of August 21, 2012.

Responsibilities.  You shall have duties and responsibilities commensurate with the position of President and CEO, and such other duties and responsibilities as may be assigned to you from time to time by the Board.  You shall also continue to serve as a member of the Board and shall serve as an officer of each of the Company’s subsidiaries.

Exclusive Services.  For so long as you are employed by the Company, you shall devote your full working time to your duties and responsibilities hereunder, shall faithfully serve the Company, shall in all respects comply with the lawful and good faith directions and instructions given to you by the Board and all applicable rules, regulations and policies of the Company, as in effect from time to time, and shall use your best efforts to promote and serve the interests of the Company.  Further, you shall not, directly or indirectly, render services to any other person or organization without the written consent of the Board or otherwise engage in activities that would interfere with the faithful performance of your duties and responsibilities hereunder.  Notwithstanding the foregoing, you may (i) serve on corporate, civic or charitable boards or engage in charitable activities without remuneration therefore and (ii) manage personal investments, provided that such activity does not contravene the first sentence of this paragraph or Section 3 of your Confidentiality, Nonsolicitation and Noncompete Agreement with the Company.

Compensation.  From the effective date of this letter agreement (the “Agreement”), the Company will pay you a monthly base salary of $7,500 in accordance with the Company’s customary payroll practices.  In addition, for each month of your employment with the Company, you will be entitled to receive deferred compensation with a value of $12,500 per month (“Cumulative Deferred Compensation”), to be payable (hereafter a “Payment Date”) at the earliest of (i) December 31, 2014, (ii) the date on which your employment with the Company is terminated by you or the Company for any reason, with or without cause, or (iii) an earlier date determined by the Board based upon the criteria described below.  You will not receive additional compensation for your service as a member of the Board.

Accelerated Payment Date for Cumulative Deferred Compensation. The Board may accelerate the Payment Date for accrued Cumulative Deferred Compensation, with your consent, provided that (i) you are serving as President and CEO at such accelerated Payment Date, and (ii) the Board has determined that you will continue to serve in such capacities for an indefinite period.

Calculation and Payment of Cumulative Deferred Compensation.  At the Payment Date, at the Board’s option, you will receive your Cumulative Deferred Compensation accrued to such date as follows: (i) 100% cash or (ii) 35% cash and 65% in securities of the Company, which may be common stock, preferred stock, debt or convertible debt instruments, as applicable (each referred to as a “Security” and together as the “Securities”). The Securities shall be issued to you in the same proportions as such Securities are held at the Payment Date by Saints Capital Granite, L.P. (“Saints”). The price at which the Securities are issued to pay your Cumulative Deferred Compensation shall be the price which Saints paid to purchase each Security, exclusive of subsequent payments in kind. Any Security which was issued to Saints through conversion shall be valued at Saints’ conversion price for the applicable Security.  In the event Saints purchased any Security at different prices at different times, the Company will calculate a blended purchase price.

Benefits and Expenses.  You are eligible to participate in the Company’s benefit plans on the same terms and conditions as the Company’s other senior executives.  Your benefits will include four (4) annual weeks of paid vacation.  Your appropriate business expenses will be reimbursed in accordance with the Company’s existing policies and procedures.

At-Will Employment.  You will have an at-will employment relationship with the Company, meaning that either you or the Company may terminate your employment with the Company at any time and for any reason (or no reason) upon notice to the other party.  Accordingly, this Agreement is not to be construed or interpreted as containing any guarantee of continued employment.  As such, any recitation of certain time periods in this Agreement is solely for the purpose of defining your compensation.  Also, this Agreement is not to be construed or interpreted as containing any guarantee of title or any particular level or nature of compensation.

Confidentiality, Nonsolicitation and Noncompete Agreement.  You agree to execute and abide by the terms of the Company’s Confidentiality, Nonsolicitation and Noncompete Agreement which is attached hereto and which terms are incorporated herein by reference.  The Company’s offer of employment is conditioned upon your execution of the Confidentiality, Nonsolicitation and Noncompete Agreement.

No Conflicting Agreement.  You represent and warrant to the Company that you are not a party to any agreement, whether written or oral, that would be breached by, or would prevent or interfere with your execution of this Agreement or your fulfillment of your obligations under this Agreement.

Governing Law.  This Agreement and your employment shall be governed and construed in accordance with the laws of the State of New York without giving effect to principles of conflicts of law.

Jurisdiction; No Trial.  Each party hereby irrevocably submits to the personal jurisdiction of the state and federal courts located in the County of New York, State of New York, for the adjudication of any dispute arising out of or relating to this Agreement.  Each party hereby irrevocably and unconditionally waives any right it may have to a trial by jury for the adjudication of any dispute arising out of or relating to this Agreement.  Each party certifies and acknowledges that (i) no representative or agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) each party understands and has considered the implications of this waiver, (iii) each party makes this waiver voluntarily, and (iv) each party has been induced to enter into this Agreement by, among other things, the mutual waivers in this section.

Rights Cumulative and Waiver.  The rights and remedies provided in this Agreement are cumulative.  The failure of a party to enforce any term, provision, or condition of this Agreement at any time or times shall not be deemed a waiver of that term, provision or condition for the future, nor shall any specific waiver of a term, provision or condition at one time be deemed a waiver of such term, provision or condition for any future time or times.

Interpretation; Counterparts.  No provision of this Agreement is to be interpreted for or against any party because that party drafted such provision.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same instrument.

Amendments.   This Agreement can only be amended pursuant to a written instrument duly executed by each of the parties hereto.

            Compliance with Section 409A; Deferral of Certain Payments.  Notwithstanding anything herein to the contrary, this Agreement shall at all times be operated in accordance with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). In particular, and without limiting the generality of the foregoing: (a) if any action taken hereunder in connection with any stock right, including the vesting, extension or renewal of the stock right, would result in the stock right becoming subject to the provisions of Section 409A of the Code, such action shall not be taken or shall be taken only to the extent that it will not result in the stock right becoming subject to Section 409A; (b) if any payment otherwise due hereunder would be, when otherwise due, subject to additional taxes and interest under Section 409A of the Code, then such payment shall be deferred to the extent required to avoid such additional taxes and interest; and (c) if you, at the time of your “separation from service” from the Company, are a “specified employee,” then to the extent any payment under this Agreement upon your termination of employment is subject to Section 409A of the Code, no such payment shall be made for six (6) months following your “separation from service.”  The terms “separation from service” and “specified employee” shall have the meanings set forth under Section 409A of the Code and the regulations and rulings issued thereunder.

Entire Agreement.  This Agreement and the Confidentiality, Nonsolicitation and Noncompete Agreement represent the entire agreement regarding the terms and conditions of your employment and supersede and completely replace any prior oral or written communication on this subject.

Please indicate your acceptance of the foregoing terms by signing below and returning a copy of this Agreement and the Confidentiality, Nonsolicitation and Noncompete Agreement to the undersigned via hand delivery, electronic mail or facsimile.

Very truly yours,

/s/ Joseph Yang

Joseph Yang
Chairman of Compensation
Committee of the Board of Directors

Agreed and Accepted:

Date:  August 16, 2012

Signature:	/s/ Terry A. Tevis
Terry A. Tevis